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                                                                    EXHIBIT 99.1

[IDENTIX LOGO]


FOR RELEASE JUNE 26, 2002 AT 9:00 AM EDT

Contact:

INVESTORS                              MEDIA
---------                              -----
Damon Wright                           Frances Zelazny
Director of Investor Relations         Director of Public Relations
(408) 335-1400                         (201) 332-9213
dwright@identix.com                    fzelazny@identix.com


                IDENTIX SUCCESSFULLY CLOSES MERGER WITH VISIONICS

                   Shareholders overwhelmingly approve merger

        MINNETONKA, MN (JUNE 26, 2002) . . . . Identix Incorporated (Nasdaq:
IDNX) today announced that it completed its merger with Visionics Corporation (Nasdaq: VSNX) effective at 5:00 pm EDT on June 25, 2002. Earlier in the day, Identix shareholders overwhelmingly approved of the issuance of Identix shares to holders of Visionics common stock in connection with the merger. On June 24, 2002, Visionics' shareholders also voted to approve the merger between the two companies. Visionics shareholders will receive 1.3436 newly issued shares of Identix common stock for each share of Visionics common stock. The merger will be accounted for using the purchase method of accounting. The combined company will operate under the name Identix Incorporated and will continue to trade on the Nasdaq National Market under the ticker "IDNX".

        Identix shareholders also approved the two additional proposals on the Identix proxy: the increase in the number of authorized shares of Identix common stock by 100,000,000 shares to 200,000,000; and the adoption of the Identix 2002 Equity Incentive Plan.

        Newly appointed Identix President & CEO Dr. Joseph Atick commented, "We are gratified to receive such overwhelming support by our shareholders in approving this merger of two leaders in the biometric space. Both companies have worked very diligently together to meet the aggressive closing schedule we laid out in February and I am extremely proud that we met our commitment to our shareholders to close this merger by the end of June."

        The company will host an analyst briefing on Friday, June 28, 2002, beginning at 9:00 a.m. EDT, to discuss the newly combined company. Scheduled to speak will be Identix President and CEO Dr. Joseph Atick and Identix CFO Erik Prusch. During the call, the company plans to provide an update on pre- and post-merger integration activities.

        Identix invites all interested parties to listen to a live webcast of the company's analyst briefing via the Investor Relations section of Identix' website at www.identix.com. A telephonic replay will be available until 11:00 a.m. EDT, Monday, July 1, 2002, and may be accessed at (800) 642-1687 by entering conference ID #417792.


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        Identix also announced that on August 8, 2002 it expects to hold its financial results conference call for its fiscal 2002 fourth quarter and year-end, which ends June 30, 2002. During the call, the Company also expects to provide certain forward-looking expectations.

ABOUT IDENTIX

Identix Incorporated (Nasdaq: IDNX), recently merged with Visionics Corporation, is the world's leading multi-biometric security technology company. The company's broad range of fingerprint and facial recognition technology offerings empower the identification of individuals who wish to gain access to information or facilities, conduct transactions and obtain Ids. Additionally, the company's products and solution offerings can help identify those who perpetrate fraud and otherwise pose a threat to public safety. Identix' products serve a broad range of industries and market segments - most notably, government and law enforcement, aviation, financial, healthcare and corporate enterprise. In addition, the company's wholly owned Identix Public Sector (IPS) division provides project management and facilities engineering services to the government sector.